CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT THAT IS MARKED BY [***] HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Exhibit 4.4

EXECUTION VERSION

GUARANTEE

From

ALASKA AIR GROUP, INC.

as Guarantor

to

U.S. BANK TRUST NATIONAL ASSOCIATION

as Pass Through Trustee under the Class A Pass Through Trust Agreement, Pass Through Trustee under the Class B Pass Through Trust Agreement, Subordination Agent and Loan Trustee

Dated as of July 2, 2020

Alaska Air Pass Through Trust 2020-1

GUARANTEE

This Guarantee (this “Guarantee”), made and entered into as of July 2, 2020, from Alaska Air Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware and having its principal office at 19300 International Boulevard, Seattle, WA 98188, as guarantor (the “Guarantor”), to U.S. Bank Trust National Association, in its individual capacity (“U.S. Bank”) and as Pass Through Trustee under the Class A Pass Through Trust Agreement (as defined below), Pass Through Trustee under the Class B Pass Through Trust Agreement (as defined below), Subordination Agent, and Loan Trustee (collectively, together with their successors and permitted assigns (including any subsequent holder of any Guaranteed Equipment Note (as defined below)), the “Beneficiaries” and, individually, a “Beneficiary”).

RECITALS

Alaska Airlines, Inc., an Alaska corporation and wholly-owned subsidiary of the Guarantor (together with its successors and permitted assigns, “Alaska”), and Horizon Air Industries, Inc., a Washington corporation and wholly-owned subsidiary of the Guarantor (together with its successors and permitted assigns, “Horizon”, and, collectively with Alaska, the “Companies”, and each, a “Company”), are parties to that certain Pass Through Trust Agreement, dated as of July 2, 2020 (the “Basic Pass Through Trust Agreement”), among Alaska, Horizon, and U.S. Bank Trust National Association, as Pass Through Trustee, as supplemented by (x) the Trust Supplement No. 2020-1A, dated as of July 2, 2020 (the Basic Pass Through Trust Agreement, as supplemented by such trust supplement, the “Class A Pass Through Trust Agreement”), among Alaska, Horizon and U.S. Bank Trust National Association, as Pass Through Trustee, and (y) the Trust Supplement No. 2020-1B, dated as of July 2, 2020 (the Basic Pass Through Trust Agreement, as supplemented by such trust supplement, the “Class B Pass Through Trust Agreement”, and, together with the Class A Pass Through Trust Agreement, the “Pass Through Trust Agreements”, and each, a “Pass Through Trust Agreement”) among Alaska, Horizon and U.S. Bank Trust National Association, as Pass Through Trustee, under which two separate pass through trusts have been established to issue pass through trust certificates relating to the aircraft identified in Schedule I to each Pass Through Trust Agreement (collectively, the “Aircraft”). Defined terms used herein without definition shall have the meanings assigned to them in the Pass Through Trust Agreements, or, if not defined therein, in the Intercreditor Agreement.

In order to finance the Aircraft, the Series A Equipment Notes and Series B Equipment Notes (collectively, the “Guaranteed Equipment Notes”) will be issued by the applicable Company under each Indenture (collectively, the “Guaranteed Indentures”) and the related Participation Agreement (collectively, the “Guaranteed Participation Agreements”). Each of the Guaranteed Indentures, the Guaranteed Participation Agreements, the Alaska Airlines Guarantee and the Horizon Guarantee shall hereinafter be referred to as a “Guaranteed Company Agreement”, and collectively, as the “Guaranteed Company Agreements”.

It is a condition precedent to the obligations of the Beneficiaries to consummate the transactions contemplated by the Guaranteed Participation Agreements that the Guarantor execute and deliver this Guarantee.

Accordingly, for and in consideration of the premises and of other good and valuable consideration, the Guarantor does hereby covenant and agree with the Beneficiaries from and after the execution of the Guaranteed Participation Agreements as follows:

ARTICLE I

Representations and Warranties of Guarantor

SECTION 1.1. Guarantor Representations and Warranties. The Guarantor does hereby represent and warrant that: it is a corporation duly incorporated and in good standing under the laws of the State of Delaware; it has the power to enter into and perform this Guarantee and to own its corporate property and assets; it has duly authorized the execution and delivery of this Guarantee by proper corporate action; and neither this Guarantee, nor the authorization, execution, delivery and performance hereof, nor the performance of the agreements herein contained nor the consummation of the transactions herein contemplated will violate in any material respect any provision of law, any order of any court or agency of government or any agreement, indenture or other instrument to which the Guarantor is a party or by which it or its property is bound, or in any material respect be in conflict with or result in a breach of or constitute a default under any indenture, agreement or other instrument or any provision of its certificate of incorporation, bylaws or any requirement of law. This Guarantee constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equitable principles.

ARTICLE II

Guarantee of Obligations

SECTION 2.1. Obligations Guaranteed. The Guarantor hereby unconditionally guarantees to each of the Beneficiaries, as their respective interests may appear, the full and prompt payment by the Company, when and as the same shall become due and payable, whether at the stated payment date thereof, by acceleration, or otherwise, of, and the faithful performance and compliance with, all payment obligations of the Companies under the Guaranteed Company Agreements, the Guaranteed Equipment Notes and the

Pass Through Trust Agreements owed to the Beneficiaries strictly in accordance with the terms thereof, however created, arising or evidenced, whether direct or indirect, primary or secondary, absolute or contingent, joint or several, and whether now or hereafter existing or due or to become due (such payment obligations, the “Guaranteed Obligations”); provided that in no event shall the “Guaranteed Obligations” include any obligation of the Companies with respect to, or determined with respect to, any Refinancing Equipment Notes, Refinancing Certificates, Additional Equipment Notes or Additional Certificates or any liquidity facility with respect to any Refinancing Certificates or Additional Certificates. If for any reason the Company shall fail punctually to pay any such Guaranteed Obligations, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at the stated payment date thereof, by acceleration, or otherwise. Any failure by the Guarantor to comply with its obligations in the immediately preceding sentence shall constitute an “Event of Default” under this Guarantee. All payments by the Guarantor hereunder shall be paid in lawful money of the United States of America.

SECTION 2.2. Obligations Unconditional. The obligations of the Guarantor under this Guarantee shall be absolute, unconditional and irrevocable and shall constitute a continuing and present guarantee of payment and not of collectability. Such obligations shall remain in full force and effect until the Guaranteed Obligations are finally, indefeasibly and unconditionally paid in full in accordance with the terms of the Guaranteed Company Agreements, the Guaranteed Equipment Notes and the Pass Through Trust Agreements, and, to the maximum extent permitted by applicable law, such obligations shall not be affected, modified, released or impaired by any state of facts or the happening from time to time of any event, including, without limitation, any of the following, whether or not with notice to, or the consent of, the Guarantor:

(a)    the waiver, compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of either Company contained in the Guaranteed Company Agreements, the Guaranteed Equipment Notes or the Pass Through Trust Agreements, or of the payment, performance or observance thereof;

(b)    the failure to give notice to the Guarantor of the occurrence of any default or an Event of Default under the terms and provisions of the Guaranteed Company Agreements, the Guaranteed Equipment Notes or the Pass Through Trust Agreements;

(c)    the assignment or purported assignment of any of the obligations, covenants and agreements contained in this Guarantee;

(d)    the extension of the time for payment of any Obligation or of the time for performance of any obligations, covenants or agreements under or arising out of the Guaranteed Company Agreements, the Guaranteed Equipment Notes or the Pass Through Trust Agreements or the extension or the renewal of any thereof;

(e)    the modification or amendment (whether material or otherwise) of any obligation, covenant or agreement set forth in the Guaranteed Company Agreements, the Guaranteed Equipment Notes or the Pass Through Trust Agreements, other than any such modification or amendment imposing any obligation with respect to, or determined with respect to, any Refinancing Equipment Notes, Refinancing Certificates, Additional Equipment Notes or Additional Certificates or any liquidity facility with respect to any Refinancing Certificates or Additional Certificates;

(f)    the taking or the omission to take any of the actions referred to in this Guarantee or in the Guaranteed Company Agreements, the Guaranteed Equipment Notes or the Pass Through Trust Agreements;

(g)    any failure, omission or delay on the part of, or the inability of, the Beneficiaries for any reason to enforce, assert or exercise any right, power or remedy conferred on such Beneficiaries or any other Person in this Guarantee or in the Guaranteed Company Agreements, the Guaranteed Equipment Notes or the Pass Through Trust Agreements;

(h)    the voluntary or involuntary liquidation, dissolution, merger, consolidation, sale or other disposition of all or substantially all the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting any Company or any or all of its assets, or any allegation or contest of the validity of the Guaranteed Company Agreements, the Guaranteed Equipment Notes or the Pass Through Trust Agreements or the disaffirmance of the Guaranteed Company Agreements, the Guaranteed Equipment Notes or the Pass Through Trust Agreements in any such proceeding; it being specifically understood, consented and agreed to, to the maximum extent permitted by applicable law, that this Guarantee shall remain and continue in full force and effect and shall be enforceable against the Guarantor to the same extent and with the same force and effect as if such proceedings had not been instituted, and it is the intent and purpose of this Guarantee that the Guarantor shall and does hereby waive, to the maximum extent permitted by applicable law, all rights and benefits which might accrue to the Guarantor by reason of any such proceedings;

(i)    any event or action that would, in the absence of this clause, result in the release or discharge by operation of law of the Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guarantee;

(j)    the default or failure of the Guarantor fully to perform any of its obligations set forth in this Guarantee;

(k)    the release, substitution or replacement of any security for the performance or observation of any of the Guaranteed Obligations;

(l)    any assignment, transfer, lease or other arrangement by which any Company transfers possession of or loses control of the use of any Aircraft;

(m)    the disposition by the Guarantor of any or all of its interest in any capital stock of either Company, or any change, restructuring or termination of the corporate structure, ownership, corporate existence or any rights or franchises of either Company; or

(n)    any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor.

SECTION 2.3. No Waiver or Set-Off. The Guarantor agrees that, to the maximum extent permitted by law, (a) no act of commission or omission of any kind or at any time on the part of any Beneficiary, or its successors and assigns, in respect of any matter whatsoever shall in any way impair the rights of the Beneficiaries to enforce any right, power or benefit under this Guarantee, and (b) no set-off, counterclaim, reduction, or diminution of any obligation, or any defense of any kind or nature (other than performance), which the Guarantor or any Company has or may have against any Beneficiary or any assignee or successor thereof shall be available hereunder to the Guarantor.

SECTION 2.4. Waiver of Notice; Expenses. The Guarantor hereby expressly waives notice from the Beneficiaries of their acceptance and reliance on this Guarantee. The Guarantor further waives, to the maximum extent permitted by law, any right that it may have (a) to require the Beneficiaries to take action or otherwise proceed against either Company, (b) to require the Beneficiaries to proceed against or exhaust any security granted by either Company or (c) to require the Beneficiaries otherwise to enforce, assert or exercise any other right, power or remedy that may be available to the Beneficiaries. The Guarantor agrees to pay all costs, expenses and fees, including all reasonable attorneys’ fees and expenses, that may be incurred by the Beneficiaries in enforcing or attempting to enforce this Guarantee or protecting the rights of the Beneficiaries following any default on the part of the Guarantor hereunder, whether the same shall be enforced by suit or otherwise.

SECTION 2.5. Subrogation of Guarantor; Subordination. Notwithstanding any payment or payments made by the Guarantor, the Guarantor agrees that it will not enforce, by reason of subrogation, contribution, indemnity or otherwise, any rights the Beneficiaries may have against either Company until all of the Guaranteed Obligations shall have been finally, indefeasibly and unconditionally paid in full. Any claim of the Guarantor against either Company arising from payments made by the Guarantor by reason of this Guarantee shall be in all respects subordinated to the final, indefeasible, unconditional, full and complete payment or discharge of all of the Guaranteed Obligations.

SECTION 2.6. Reinstatement. This Guarantee shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment, or any part thereof, made by or on behalf of any Company or the Guarantor in respect of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Beneficiaries for any reason whatsoever, whether upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Company, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for any Company or any substantial part of its properties, or otherwise, all as though such payment had not been made.

SECTION 2.7. Rights to Proceed Against the Guarantor. In the event of a default in any payment of any Obligation owed to any Beneficiaries, notwithstanding anything herein to the contrary, such Beneficiaries shall have the right to institute any proceeding, judicial or otherwise, to enforce their rights under this Guarantee without first instituting a legal proceeding against any Company or any other Person.

ARTICLE III

Covenants of the Guarantor

SECTION 3.1. Consolidation or Merger of the Guarantor. The Guarantor may merge or consolidate with or into any other Person or sell, convey, transfer or otherwise dispose of all or substantially all of its assets to any Person, if: (a) (i) in the case of a merger or consolidation, the Guarantor is the surviving Person or (ii) in the case of a merger or consolidation where the Guarantor is not the surviving Person and in the case of any such sale, conveyance, transfer or other disposition, the resulting, surviving or transferee Person is organized and existing under the laws of the United States or a State thereof and such Person expressly assumes by supplemental agreement all the obligations of the Guarantor under the Pass Through Trust Agreements and this Guarantee; and (b) the Guarantor shall have delivered to the Class A Pass Through Trustee, the Class B Pass Through Trustee and each Loan Trustee under the Guaranteed Indentures an Officer’s Certificate, stating that such merger, consolidation, sale, conveyance, transfer or other disposition complies with this Section 3.1 and that all conditions precedent herein provided for relating to such transaction have been complied with. In the event of the assumption by a successor Person of the obligations of the Guarantor as provided in clause (a)(ii) of the immediately preceding sentence, such successor Person shall succeed to and be substituted for the Guarantor hereunder and under the Pass Through Trust Agreements, and all such obligations of the Guarantor shall terminate.

ARTICLE IV

Notices

SECTION 4.1. Notices. All notices required under the terms and conditions of this Guarantee shall be in writing and in English, and any such notice may be given by United States registered or certified mail, return receipt requested, overnight courier service or facsimile, and any such notice shall be effective when received (or, if delivered by facsimile, upon completion of transmission and confirmation by the sender (by a telephone call to a representative of the recipient or by machine confirmation) that such transmission was received), to the Guarantor addressed to it at Alaska Airlines, Inc., 19300 International Boulevard, Seattle, WA 98188, Attention: [***], Telephone: [***]. The Guarantor, by notice to the Beneficiaries, may designate additional or different addresses for subsequent notices or communications.

ARTICLE V

Miscellaneous

SECTION 5.1. Evidence of Compliance with Conditions Precedent. The Guarantor shall provide the Class A Pass Through Trustee and the Class B Pass Through Trustee with such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee that relate to the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officer’s Certificate.

SECTION 5.2. Remedies Not Exclusive. No remedy herein conferred upon or reserved to the Beneficiaries is intended to be exclusive of any other available remedy or remedies, but, to the maximum extent permitted by law, each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guarantee or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Beneficiaries to exercise any remedy reserved to them in this Guarantee, to the maximum extent permitted by applicable law, it shall not be necessary to give any notice. In the event any provision contained in this Guarantee should be breached, and thereafter duly waived, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. To the maximum extent permitted by applicable law, no waiver, amendment, release or modification of this Guarantee shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the parties to this Guarantee.

SECTION 5.3. Amendments; Entire Agreement; Counterparts; Successors and Assigns. Neither this Guarantee nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought. This Guarantee constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and may be executed simultaneously in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. To the maximum extent permitted by applicable law, this Guarantee shall be binding upon the successors and permitted assigns of the Guarantor and shall inure to the benefit of, and shall be enforceable by, each of the Beneficiaries and its respective successors and permitted assigns.

SECTION 5.4. No Implied Third Party Beneficiaries. This Guarantee shall not be deemed to create any right in any Person except a Beneficiary and shall not be construed in any respect to be a contract in whole or in part for the benefit of any other Person.

SECTION 5.5. Severability. To the maximum extent permitted by applicable law, any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 5.6. Governing Law. THIS GUARANTEE HAS BEEN DELIVERED IN THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. This Guarantee is subject to the Trust Indenture Act, and if any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required by the Trust Indenture Act to be a part of and govern this Guarantee, the latter provision shall control. If any provision of this Guarantee modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Guarantee as so modified, or to be excluded, as the case may be, whether or not such provision of this Guarantee refers expressly to such provision of the Trust Indenture Act.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed in its corporate name, as of the date first above written.

ALASKA AIR GROUP, INC.

By:	/s/ Nathaniel Pieper
Name: Nathaniel Pieper
Title: Treasurer

ACCEPTED:

U.S. BANK TRUST NATIONAL ASSOCIATION, as Pass Through Trustee under the Class A Pass Through Trust Agreement, Pass Through Trustee under the Class B Pass Through Trust Agreement, Subordination Agent and Loan Trustee, and in its individual capacity as set forth herein

By:	/s/ Richard Krupske
Name: Richard Krupske
Title: Assistant Vice President